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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-131135 of Hartford Life Insurance Company Separate Account VL II on Form N-6, of our report dated February 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in
2004), relating to Hartford Life Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account VL II as of December 31, 2005, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
May 3, 2006